INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in all currently effective Registration Statements of ConAgra, Inc. on Form S-3 and on Form S-8 (including any Post Effective Amendments thereto) filed on or before August 23, 1996, of the reports of Deloitte & Touche LLP dated July 12, 1996, included in and incorporated by reference in the Annual Report on Form 10-K of ConAgra, Inc. for the year ended May 26, 1996.





/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
August 23, 1996